Exhibit 10.8

FIDELITY FEDERAL BANK & TRUST

2005 LONG-TERM DEFERRED COMPENSATION PLAN

Effective January 1, 2005

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(ii)

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FIDELITY FEDERAL BANK & TRUST

2005 LONG-TERM DEFERRED COMPENSATION PLAN

EFFECTIVE JANUARY 1, 2005

ARTICLE I—PURPOSE

The purpose of this 2005 Long-Term Deferred Compensation Plan (hereinafter referred to as the “Plan”) is to provide current tax planning opportunities as well as supplemental funds for retirement or death for selected officers of Fidelity Federal Bank & Trust (hereinafter referred to as “Fidelity Federal”). It is intended that the Plan will aid in retaining and attracting employees of exceptional ability by providing them with these benefits. This Plan is intended to comply with the requirements of Section 409Aof the Code. This Plan shall be effective as of January 1, 2005.

ARTICLE II—DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Account

“Account” means the Account as maintained by the Employer in accordance with Article IV with respect to any deferral of Compensation pursuant to this Plan. A Participant’s Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan. A Participant’s Account shall not constitute or be treated as a trust fund of any kind.

2.2 Beneficiary

“Beneficiary” means the person, persons or entity entitled under Article VI to receive any Plan Benefits payable after a Participant’s death.

2.3 Board

“Board” means the Board of Directors of Fidelity Federal.

2.4 Change in Control

“Change in Control” shall occur if:

(a) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the stockholders of Fidelity Federal was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

(b) In the event Fidelity Federal becomes chartered and operates as a stock company, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the Act)) becomes the “beneficial owner” (as defined in Rule 13-d under the Act) of more than twenty-five percent (25%) of the then outstanding Voting Securities of Fidelity Federal; or

(c) In the event Fidelity Federal becomes chartered and operates as a stock company, the stockholders of Fidelity Federal approve a merger or consolidation of the institution with any other corporation, other than a merger or consolidation which would result in the Voting Securities of Fidelity Federal outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least sixty percent (60%) of the total voting power represented by the Voting Securities of Fidelity Federal or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of Fidelity Federal approve a plan of complete liquidation of Fidelity Federal or an agreement for the sale or disposition by Fidelity Federal (in one transaction or a series of transactions) of all or substantially all of Fidelity Federal’s assets.

2.5 Code

“Code” means the Internal Revenue Code of 1986 as amended from time to time, and any rules and regulations promulgated thereunder.

2.6 Committee

“Committee” means the Committee appointed to administer the Plan pursuant to Article VII.

2.7 Compensation

“Compensation” means salary payable to a Participant during the calendar year, before reduction for amounts deferred under this Plan or any other salary reduction program. Compensation does not include bonuses, expense reimbursements, any form of noncash compensation or benefits, Employer contributions to the Retirement Plan for Employees of Fidelity Federal Bank & Trust, group life insurance premiums, or any other payments or benefits other than normal compensation.

2.8 Deferral Commitment

“Deferral Commitment” means an election to defer Compensation made by a Participant pursuant to Article III and for which a separate Participation Agreement has been submitted by the Participant to the Committee.

2.9 Deferral Period

“Deferral Period” means the period over which a Participant has elected to defer a portion of his Compensation. Each calendar year shall be a separate Deferral Period, provided that the Deferral Period may be modified pursuant to paragraph 3.4.

2.10 Determination Date

“Determination Date” means the last day of each calendar month.

2.11 Disability

“Disability” means any case in which the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under and accident and health plan covering employees of the Participant’s employer.In no event shall a Disability be deemed to occur or to continue after a Participant’s Normal Retirement Date.

2.12 Employer

“Employer” means Fidelity Federal Bank & Trust, a federally chartered savings bank, or any successor to the business thereof, and any affiliated or subsidiary corporations designated by the Board.

2.13 Initial Participation Date

“Initial Participation Date” means the date the Participant first became eligible to participate under Article III.

2.14 Interest Rate

“Interest Rate” means, with respect to any calendar month, the monthly equivalent of three percentage points (3%) greater than the annual yield of the Moody’s Average Corporate Bond Yield Index for the preceding calendar month as published by Moody’s Investor Service, Inc. (or any successor thereto) or, if such index is no longer published, a substantially similar index selected by the Board.

2.15 Normal Retirement Date

“Normal Retirement Date” means the first day of the month coincident with or next following the Participant’s attainment of age sixty-five (65) or age sixty (60) with thirty (30) Years of Credited Service. “Normal Retirement Date” shall also mean the date on which the Participant terminates employment with the Employer for any reason, without regard to age or service, within twenty-four (24) months following a Change in Control.

2.16 Participant

“Participant” means any individual who is participating or has participated in this Plan as provided in Article III.

2.17 Participation Agreement

“Participation Agreement” means the agreement filed by a Participant which acknowledges assent to the terms of the Plan and in which the Participant elects to defer the receipt of Compensation during a Deferral Period. The Participation Agreement must be filed with the Committee prior to the beginning of the Deferral Period. A new Participation Agreement shall be submitted by the Participant for each Deferral Commitment.

2.18 Plan Benefit

“Plan Benefit” means the benefit payable to a Participant as calculated in Article V.

2.19 Qualified Retirement Plan

“Qualified Retirement Plan” means the Retirement Plan for Employees of Fidelity Federal Bank & Trust or any successor defined benefit retirement income plan or plans maintained by the Employer which qualifies under Section 401(a) of the Internal Revenue Code. For purposes of determining benefits and actuarial equivalencies under the Qualified Retirement Plan, the actuarial principles and assumptions which have consistently applied to such plan(s) shall continue to be applied.

2.20 Spouse

“Spouse” means a Participant’s wife or husband who is lawfully married to the Participant at the time of the Participant’s death.

2.21 Years of Credited Service

“Years of Credited Service” means the number of years of credited vesting service determined under the provisions of the Retirement Plan for Employees of Fidelity Federal Savings Bank of Florida.

ARTICLE III—PARTICIPATION AND DEFERRAL COMMITMENTS

3.1 Eligibility and Participation

(a) Eligibility. Eligibility to participate in the Plan shall be limited to those employees of the Employer who are designated by the Board.

(b) Participation. An eligible employee may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Agreement to the Committee by December 15 of the calendar year immediately preceding the Deferral Period. In the event that an employee first becomes eligible to participate during a calendar year, a Participation Agreement must be submitted to the Committee no later than thirty (30) days following notification of the employee of eligibility to participate, and such Participation Agreement shall be effective only with regard to Compensation earned or payable following the submission of the Participation Agreement to the Committee.

3.2 Form of Deferral; Minimum Deferral

(a) Deferral Commitment. A Participant may elect in the Participation Agreement to defer any portion of his Compensation earned in the calendar year following the calendar year in which the Participation Agreement is submitted. The amount to be deferred shall be stated as a dollar amount and must not be less than two thousand four hundred dollars ($2,400) during the Deferral Period.

(b) Participants Entering at Mid-Year. In the event an employee enters this Plan at any time other than January 1 of any calendar year, he or she must defer at least two hundred dollars ($200) times the number of months remaining in the Deferral Period.

3.3 Commitment Limited by Retirement

If a Participant intends to terminate employment due to retirement prior to the end of the Deferral Period, the Participant may elect, with the Committee’s consent, to defer over a period which ends at the date of his intended retirement. The Minimum Deferral shall be two hundred dollars ($200) times the number of months to the date of retirement.

3.4 Modification of Deferral Commitment

A Deferral Commitment shall be irrevocable with respect to any Deferral Period except that the Committee may permit a Participant to reduce the amount to be deferred, or waive the remainder of the Deferral Commitment upon a finding that the Participant has suffered a severe unforeseeable financial hardship as determined under Section 5.5, subject to the requirements of Code Section 409A.

3.5 Change in Employment Status

If the Board determines that a Participant’s employment performance is no longer at a level that deserves reward through participation in this Plan, but does not terminate the Participant’s employment, no Deferral Commitments may be made by such Participant after the end of the Deferral Period within which such decision is reached.

ARTICLE IV—DEFERRED COMPENSATION ACCOUNTS

4.1 Accounts

For record keeping purposes only, an Account shall be maintained for each Participant. Separate sub-accounts shall be maintained to the extent necessary to properly reflect the Participant’s total vested Account balance.

4.2 Elective Deferred Compensation

The amount of Compensation that a Participant elects to defer shall be withheld from each payment of Compensation and credited to the Participant’s Account as the nondeferred portion of the Compensation becomes or would have become payable. Any withholding of taxes or other amounts with respect to deferred Compensation which is required by state, federal or local law shall be withheld from the Participant’s nondeferred Compensation to the maximum extent possible with any excess being withheld from the Participant’s Account.

4.3 Employer Discretionary Contributions

Employer may make Discretionary Contributions to Participants’ Accounts. Discretionary Contributions shall be credited at such times and in such amounts as the Board in its sole discretion shall determine. The amount of the Discretionary Contributions shall be evidenced in a special Participation Agreement approved by the Board.

4.4 Interest

The Accounts shall be credited monthly with Interest earned based on the Interest Rate specified in Section 2.14. Interest earned shall be calculated as of each Determination Date based upon the average daily balance of the account since the preceding Determination Date and shall be credited to the Participant’s Account at that time.

4.5 Determination of Accounts

Each Participant’s Account as of each Determination Date shall consist of the balance of the Participant’s Account as of the immediately preceding Determination Date, plus the Participant’s Elective Deferred Compensation credited, any Employer Discretionary Contributions and any Interest earned, minus the amount of any distributions made since the immediately preceding Determination Date.

4.6 Vesting of Accounts

Each Participant shall be vested in the amounts credited to such Participant’s Account and earnings thereon as follows:

(a) Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan and Interest thereon.

(b) Employer Discretionary Contributions. Employer Discretionary Contributions and Interest thereon shall be vested as follows unless the special Participation Agreement sets forth an alternative vesting schedule: One (1) divided by the number of years (including partial years) between the Initial Participation Date and the Participant’s Normal Retirement Date, times the number of full years since the Participant’s Initial Participation Date. Upon the Participant’s Normal Retirement Date, death or a Change in Control, the Participant shall be one hundred percent (100%) vested.

4.7 Defined Contribution Qualified Plan Make-Up Credits

The Employer shall credit to each Participant’s account an amount designed to make up for lower levels of contributions to, and the benefits from, the Fidelity Federal Savings Bank Savings Plan and the Fidelity Federal Employee Stock Ownership Plan as a result of deferrals under this plan and the statutory limitations imposed by the Internal Revenue Code.

The defined contribution qualified plan make-up credit shall be equal to the difference between:

(a) The total amount that would have been contributed to the Participant’s Savings Plan and Employee Stock Ownership Plan accounts by the Employer, had the deferrals not been made, and had Section 401(a)(17) not been amended by the Omnibus Budget Reconciliation Act of 1993; and

(b) The amount actually contributed to the Participant’s Savings Plan and Employee Stock Ownership Plan accounts by Fidelity Federal.

The defined contribution make-up credit shall be credited on January 1 following the year such amount would have been credited to the Participant’s qualified plan accounts.

The defined contribution make-up credit under this section shall vest at the same rate and level as the underlying qualified plans.

4.8 Statement of Accounts

The Committee shall submit to each Participant, within one hundred twenty (120) days after the close of each calendar year and at such other time as determined by the Committee, a statement setting forth the balance to the credit of the Account maintained for a Participant.

ARTICLE V—PLAN BENEFITS

5.1 Plan Benefit

If a Participant terminates employment for reasons other than death, the Employer shall pay a Plan Benefit equal to the Participant’s vested Account, as determined in accordance with Article IV.

5.2 Death Benefit

Upon the death of a Participant, the Employer shall pay to the Participant’s Beneficiary an amount determined as follows:

(a) If the Participant dies after termination of employment with the Employer, the remaining unpaid balance of the Participant’s vested Account shall be paid in the same form that payments were being made prior to the Participant’s death.

(b) If the Participant dies prior to termination of employment with the Employer, the amount payable shall be the Participant’s Account Balance. Payments shall be made in accordance with Section 5.5.

5.3 Distribution at Specified Date

Participants shall be permitted to elect to withdraw amounts from their Account subject to the following restrictions:

(a) Timing of Election to Withdraw. The election to make an Early Withdrawal must be made at the same time the Participant enters into a Participation Agreement for a Deferral Commitment.

(b) Amount of Withdrawal. The amount which a Participant can elect to withdraw with respect to any Deferral Commitment shall be limited to one hundred percent (100%) of the amount of such Deferral Commitment, excluding any Interest or Employer Discretionary Contributions.

(c) Timing of Early Withdrawals. The amount elected to be withdrawn shall be paid in consecutive annual payments commencing at the time elected by the Participant in his Participation Agreement wherein he elected the Early Withdrawal Option. In no event shall the withdrawals under this section commence prior to seven (7) years following the end of the Deferral Period in which the Participant elected the Early Withdrawal Option.

Amounts paid to a Participant pursuant to this section shall be treated as distributions from the Participant’s account.

5.4 Prohibition on Acceleration of Distribution

The time or schedule of payment of any withdrawal or distribution under the Plan shall not be subject to acceleration, except as provided under Treasury Regulations promulgated in accordance with Section 409A(a)(3) of the Code.

5.5 Hardship Distributions

Upon a finding that a Participant has suffered a severe unforeseeable financial hardship, the Committee may, in its sole discretion, make distributions from the Participant’s Account prior to the time specified for payment of benefits under the Plan. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s requirements during the financial hardship.

For purposes of this Section 5.5, “Unforeseeable Financial Hardship” with respect to a Participant shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Committee in accordance with Section 409A(a)(2)(B)(ii)(I) of the Code and other guidance thereunder.

5.6 Form of Benefit Payment

(a) All Plan Benefits other than In-Service Distributions or Hardship Distributions shall be paid in the form selected by the Participant at the time of the Deferral Commitment from among the following alternatives:

(i) A lump sum payment.

(ii) Equal monthly installments of the Account and Interest amortized over a period of sixty (60) months.

(iii) Equal monthly installments of the Account and Interest amortized over a period of one hundred twenty (120) months.

(iv) Equal monthly installments of the Account and Interest amortized over a period of one hundred eighty (180) months.

(v) Any other method (not exceeding 180 months) that is the actuarial equivalent of the Participant’s appropriate Account balance.

(b) If for any Deferral Commitment a Participant fails to elect a Form of Benefit Payment, the Form shall be the Form of Payment elected on the most recent past Deferral Commitment.

(c) The Interest on the unpaid balance of an Account under (a) shall be equal to the average Interest rate on the applicable Account over the thirty-six (36) months immediately preceding the commencement of benefit payments.

(d) The Participant may not change the form of benefit election.

5.7 Withholding; Payroll Taxes

The Employer shall withhold from payments made hereunder any taxes required to be withheld from a Participant’s wages for the federal or any state or local government. However, a Beneficiary may elect not to have withholding for federal income tax purposes pursuant to section 3405(a)(2) of the Internal Revenue Code, or any successor provision.

5.8 Commencement of Payments

Payment shall commence not later than sixty (60) days after the end of the month in which the Participant terminates employment with the Employer, provided, however, in the case of a Key Employee, payment shall not commence earlier than six (6) months after the end of the month in which the Key Employee separates from service. All payments shall be made as of the first day of the month.

5.9 Full Payment of Benefits

Notwithstanding any other provision of this Plan, all benefits shall be paid no later than one hundred eighty-six (186) months following the Participant’s attaining age sixty-five (65) or termination of service, whichever is later.

5.10 Payment to Guardian

If a Plan Benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Plan Benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan Benefit. Such distribution shall completely discharge the Committee and the Employer from all liability with respect to such benefit.

ARTICLE VI—BENEFICIARY DESIGNATION

6.1 Beneficiary Designation

Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both principal as well as contingent) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the benefits due under the Plan. Each Beneficiary designation shall be in a written form prescribed by the Committee and will be effective only when filed with the Committee during the Participant’s lifetime.

6.2 Amendments

Any Beneficiary designation may be changed by a Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary designation with the Committee. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. If a Participant’s Compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

6.3 No Participant Beneficiary Designation

If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s designated Beneficiary shall be deemed to be the person in the first of the following classes in which there is a survivor:

(a) The surviving Spouse;

(b) The Participant’s children, except if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;

(c) The Participant’s estate.

6.4 Effect of Payment

The payment to the deemed Beneficiary shall completely discharge Employer’s obligations under this Plan.

ARTICLE VII—ADMINISTRATION

7.1 Committee; Duties

This Plan shall be administered by the Committee, which shall consist of not less than three (3) persons appointed by the Board. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

7.2 Compliance With Section 409A of the Code

The Plan shall be interpreted, construed and administered in a manner that satisfied the requirements of Section 409A of the Code and any Treasury regulations thereunder.

7.3 Agents

The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

7.4 Binding Effect of Decisions

The decision or action of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.5 Indemnity of Committee

The Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VIII—CLAIMS PROCEDURE

8.1 Claim

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing within thirty (30) days.

8.2 Denial of Claim

If the claim or request is denied, the written notice of denial shall state:

(a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(b) A description of any additional material or information required and an explanation of why it is necessary.

(c) An explanation of the Plan’s claim review procedure.

8.3 Review of Claim

Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4 Final Decision

The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX—AMENDMENT AND TERMINATION OF PLAN

9.1 Amendment

The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued to the date of Amendment in any Account maintained under the Plan. Any change in the Interest Rate shall not become effective until the first day of the calendar year which follows the adoption of the amendment and providing at least thirty (30) days’ written notice of the amendment to the Participant.

9.2 Employer’s Right to Terminate

The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Employer.

(a) Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments. In the event of such a Partial Termination, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such Partial Termination.

(b) Complete Termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments.

If this Plan is terminated, all Plan benefits shall be distributed in accordance with the Participants’ elections in accordance with Article V.

ARTICLE X—MISCELLANEOUS

10.1 Unfunded Plan

This Plan is intended to be an unfunded plan maintained primarily to provide deferred Compensation benefits for a select group of management or highly compensated employees. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan. Eligible individuals are select members of management who, by virtue of their position with the Employer, are uniquely informed as to the Employer’s operations and have the ability to materially affect the Employer’s profitability and operations.

10.2 Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Employer. Such policies or other assets of Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan. Any and all of Employer’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of Employer. Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise of Employer to pay money in the future.

10.3 Trust Fund

The Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Employer may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.

10.4 Nonassignability

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.5 Not a Contract of Employment

The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time.

10.6 Protective Provisions

A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer. Notwithstanding the other provisions of this Plan, no death benefits in excess of the Account balance shall be paid if death occurs as a result of suicide.

10.7 Terms

Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.8 Captions

The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.9 Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the State of Florida.

10.10 Validity

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.11 Notice

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee, the Plan Administrator, or the Secretary of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.12 Successors

The provisions of this Plan shall bind and inure to the benefit of Fidelity Federal and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Fidelity Federal, and successors of any such corporation or other business entity.

IN WITNESS WHEREOF, and pursuant to resolution of the Board of Directors of Fidelity Federal, as adopted and approved on December 21, 2004, such corporation has caused this instrument to be executed by its duly authorized officers effective as of January 1, 2005.

FIDELITY FEDERAL BANK & TRUST

By:	/s/ Vince A. Elhilow
Vince A. Elhilow
President and Chief Executive Officer

By:	/s/ Elizabeth Cook
Elizabeth Cook, Secretary

Dated: